                                                     Signed Copy (with Exhibits)
                                                      Registration No.333-______

As filed with the Securities and Exchange Commission on October 2, 1997
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              COMERICA INCORPORATED
             (Exact name of registrant as specified in its charter)

        Delaware                                     38-1998421
 (State of Incorporation)              (I.R.S. Employer Identification No.)

                               One Detroit Center
                        500 Woodward Avenue, 31st Floor,
                             Detroit, Michigan 48226
                                 (313) 222-3300

   (Address and telephone number of registrant's principal executive offices)

                COMERICA INCORPORATED DEFERRED COMPENSATION PLAN
                        (1997 Amendment and Restatement)
                            (Full title of the Plan)

                                GEORGE W. MADISON
        Executive Vice President, General Counsel and Corporate Secretary
                              Comerica Incorporated
                               One Detroit Center
                         500 Woodward Avenue, 33rd Floor
                             Detroit, Michigan 48226
                                 (313) 222-3300

            (Name, address and telephone number of agent for service)


                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
  Title of each
class of securities       Amount to be     Proposed maximum offering  Proposed maximum aggregate       Amount of
 to be registered          registered         price per unit               offering price          registration fee
 ----------------          ----------         --------------               --------------          ----------------
Deferred Compensation
Obligations                $4,681,322              $1.00                    $4,681,322                $1,419
-------------------------------------------------------------------------------------------------------------------


                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, heretofore filed by Comerica Incorporated (the "Corporation") with the Commission are incorporated in this registration statement by reference:
         1. Annual Report of the Corporation on Form 10-K for the year ended December 31, 1996.
         2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1996.
         All documents filed with the Commission by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.
         $4,681,322 in deferred compensation obligations. Highly compensated executives of the Corporation may defer specified percentages of their base salary and their annual management incentive. Other than in cases of financial hardship, amounts deferred under the plan will not be distributable until retirement or earlier termination of employment. Compensation deferred under the plan is invested by the trustee of the plan.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         The General Corporation Law ("GCL") of the State of Delaware provides that a Delaware corporation, such as the Corporation, may indemnify a director or officer against his or her expenses and judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding (other than an action by or in the right of the corporation) involving such person by reason of the fact that such person is or was a director or officer, concerning actions taken in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe his or her conduct was unlawful. The GCL also provides that in a derivative action, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred to the extent that such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such director or officer is adjudged to be liable to the corporation unless and only to the extent that the court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. The GCL also generally permits the advancement of a director's or officer's expenses, including by means of a mandatory charter or bylaw provision to that effect, in lieu of requiring the authorization of such advancement by the Board of Directors in specific cases. Section 12 of Article V of the Corporation's bylaws implements such provisions and provides as follows:

                          INDEMNIFICATION AND INSURANCE

         (a) To the fullest extent permitted by applicable law and regulation, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any person who is or was an agent of the Corporation may be indemnified to the same extent as hereinabove provided. In addition, in the event any such action, suit or proceeding is threatened or instituted against a spouse to whom a director or officer is legally married at the time such director or officer is covered under the indemnification provided herein, which action, suit or proceeding arises solely out of his or her status as the spouse of a director or officer, including, without limitation, an action, suit or proceeding that seeks damages recoverable from marital community property of the director or officer and his or her spouse, property owned jointly by them or property purported to have been transferred from the director or officer to his or her spouse, the spouse of the director or officer shall be indemnified to the same extent as provided above. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, raise any inference that he or she had reasonable cause to believe that his or her conduct was unlawful.
         (b) To the fullest extent permitted by applicable law and regulation, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Any person who is or was an agent of the Corporation may be indemnified to the same extent as hereinabove provided. In addition, in the event any such action or suit is threatened or instituted against a spouse to whom a director or officer is legally married at the time such director or officer is covered under the indemnification provided herein which action or suit arises solely out of his or her status as the spouse of a director or officer, including, without limitation, an action or suit that seeks damages recoverable from marital community property of the director or officer and his or her spouse, property owned jointly by them or property purported to have been transferred from the director or officer to his or her spouse, then the spouse of the director or officer shall be indemnified to the same extent as hereinabove provided.
         (c) To the extent that a director, officer, spouse of the director or officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.
         (d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, spouse of the director or officer, employee, or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made (1) by a majority vote of Directors who were not parties to the action, suit or proceeding, even if they constitute less than a quorum or (2) if there are no such disinterested directors, or if a majority of such disinterested directors so directs, by independent legal counsel chosen by the entire Board of Directors, subject to the reasonable satisfaction of the party seeking indemnification, in a written opinion, or (3) by the shareholders.
         (e) Expenses (including attorney's fees) incurred by an officer, director, or spouse of an officer or director, in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or spouse to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
         (g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, spouse of a director or officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section.
         (h) For the purposes of this Section, references to "the Corporation" include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, spouses of directors or officers, and employees or agents, so that any person who is or was a director, officer, spouse of a director or officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
         (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a persons with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Section.
         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and with respect to any spouse of a director or officer, shall continue following the time the director or officer spouse ceases to be a director or officer even if the marriage of the individuals terminates prior to the end of the period of coverage, and shall inure to the benefit of the heirs, executors and administrators of such a person.
         (k) The Court of Chancery shall have exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this Section or under any agreement, vote of shareholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine the Corporation's obligation to advance expenses (including attorneys' fees).
         Section 102(b)(7) of the GCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (I) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. At the 1987 Annual Meeting of Comerica's shareholders, the shareholders approved an amendment to Comerica's Restated Certificate of Incorporation to include such a provision.
         The Corporation has entered into Indemnification Agreements (the "Agreements") with each of its directors pursuant to which the Corporation agrees (i) to indemnify each such director to the fullest extent permitted by any combination of (a) the benefits provided by the indemnification provisions of the Corporation's bylaws as in effect on the date of such Agreement, (b) the benefits provided by the indemnification provisions of the Corporation's bylaws in effect at the time such indemnified costs are incurred by such director, (c) the benefits allowable under the GCL in effect at the date of such Agreement or as the same may be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification than such law permits the

Corporation to provide prior to such amendment), (d) the benefits allowable under the law of the jurisdiction under which the Corporation is organized at the time such indemnified costs are incurred by such director, (e) the benefits available under any Directors' and Officers' Insurance or other liability insurance obtained by the Corporation, and (f) the benefits available to the fullest extent authorized to be provided to such director by the Corporation under the non-exclusivity provisions of the bylaws of the Corporation and the GCL, against liability and expenses incurred by reason of such person serving as a director or officer of the Corporation or at the Corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or with respect to employee benefit plans;
(ii) to advance certain expenses to such persons; and (iii) except under certain circumstances, to purchase and maintain in effect one or more Directors' and Officers' insurance policies.
         No indemnification, reimbursement, or payments are required of the Corporation under the Agreements (except to the extent it is provided from policies of insurance carried by the Corporation): (1) with respect to any claim as to which such director is finally adjudged by a court of competent jurisdiction to (a) have acted in bad faith, (b) be liable for acts or omissions which involve intentional misconduct, a knowing violation of law or of such director's duty of loyalty to the Corporation or its shareholders, (c) have authorized a redemption or dividend on the Corporation's stock which is prohibited by Delaware law, or (d) have effected any transaction from which such director has derived an improper personal benefit within the meaning of Section 102(b)(7) of the GCL, except to the extent that such court, or another court having jurisdiction, determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such director is fairly and reasonably entitled to indemnity for such indemnified costs as the court deems proper; (2) with respect to any payment determined by final judgment of a court, or other tribunal having jurisdiction over the question, to be unlawful; and (3) with respect to any obligation of such director under Section 16(b) of the Securities Exchange Act of 1934, as amended.
         Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Corporation out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
         Not applicable.

ITEM 8.  EXHIBITS.
                                  EXHIBIT INDEX

                The following documents are attached hereto or incorporated herein by reference as exhibits to this registration statement:

    Item 601
Regulation S-K
Exhibit Reference
     Number                      Description of Document
     ------                      -----------------------

       4(a)         Comerica Incorporated Deferred Compensation Plan,
                    1997 Amendment and Restatement (incorporated herein by reference to exhibit 10.15 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996-Commission File Number 0-7269).

       5 Opinion and Consent of Mark W. Yonkman as to the legality of the securities being registered.

      23(a)         Consent of Ernst and Young LLP, independent auditors.

      23(b)         Consent of Mark W. Yonkman, legal counsel (contained in
                    Exhibit 5).

      24 Powers of Attorney (contained in the signature pages of this registration statement).

ITEM 9. UNDERTAKINGS.
         A.  The undersigned Registrant hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
         Provided, however, that paragraphs A(1)(I) and A(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on September 19, 1997.

                                                COMERICA INCORPORATED


                                                By: /s/ Eugene A. Miller
                                                    --------------------
                                                      Eugene A. Miller
                                                      Chairman and Chief
                                                      Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. By so signing, each of the undersigned, in his or her capacity as a director or officer, or both, as the case may be, of the registrant, does hereby appoint Eugene A. Miller, John D. Lewis, Arthur W. Hermann, and George W. Madison, and each of them severally, his or her true and lawful attorney to execute in his or her name, place and stead, in his or her capacity as a director or officer, or both, as the case may be, of the registrant, any and all amendments to this registration statement and post-effective amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys and each of them.

         Signatures                                           Title                      Date
         ----------                                           -----                      ----

(1) Principal Executive Officer:

/s/ Eugene A. Miller                                   Chairman and Chief             September 19, 1997
-----------------------------------------              Executive Officer
     Eugene A. Miller

(2) Principal Financial Officer:

/s/ Ralph W.. Babb, Jr.                              Executive Vice President         September 19, 1997
-------------------------------------------         and Chief Financial Officer
     Ralph W. Babb, Jr.


(3) Controller:

/s/ Arthur W. Hermann                         Senior Vice President             September 19, 1997
---------------------------------------          and Controller
     Arthur W. Hermann

(4) Directors:

/s/ E. Paul Casey                                    Director                   September 19, 1997
---------------------------------------
     E. Paul Casey

/s/ James F. Cordes                                  Director                   September 19, 1997
---------------------------------------
     James F. Cordes

/s/ J. Philip DiNapoli                               Director                   September 19, 1997
---------------------------------------
     J. Philip DiNapoli

/s/ Max M. Fisher                                    Director                   September 19, 1997
---------------------------------------
     Max M. Fisher

/s/ John D. Lewis                                    Director                   September 19, 1997
---------------------------------------
     John D. Lewis

/s/ Patricia Shontz Longe                            Director                   September 19, 1997
---------------------------------------
     Patricia Shontz Longe, Ph.D.

/s/ Wayne B. Lyon                                    Director                   September 19, 1997
---------------------------------------
     Wayne B. Lyon

/s/ Gerald V. MacDonald                              Director                   September 19, 1997
---------------------------------------
     Gerald V. MacDonald

/s/ Eugene A. Miller                                 Director                   September 19, 1997
---------------------------------------
     Eugene A. Miller

/s/ Michael T. Monahan                               Director                   September 19, 1997
---------------------------------------
     Michael T. Monahan

/s/ Alfred A. Piergallini                            Director                   September 19, 1997
---------------------------------------
     Alfred A. Piergallini

/s/ Howard F. Sims                                   Director                   September 19, 1997
---------------------------------------
     Howard F. Sims

/s/ Martin D. Walker                                 Director                   September 19, 1997
---------------------------------------
     Martin D. Walker